November 16, 1995



GANDALF TECHNOLOGIES INC.
130 Colonnade Road South
Nepean, Ontario
Canada K2E 7M4

Dear Sirs:

Re:  Registration Statement on Form S-8 of
     Gandalf Technologies Inc. (the "Company")

I have examined the Registration Statement on Form S-8, relating to the Stock Option Plan for Executives and Directors (the "Plan") to be filed by the Company with the Securities and Exchange Commission on or about November 16, 1995 "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 800,000 Common Shares of the Company. I have examined such corporate records, agreements and other instruments and documents as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and having regard to legal considerations which I deemed relevant, I am of the opinion that up to 800,000 Common Shares, without nominal or par value, of the Company to which the above-mentioned Registration Statement relates, and which may be issued by the Company, are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto, and the Prospectus relating thereto.

Yours very truly,



s/Diana C. Cianciusi
--------------------
Diana C. Cianciusi
Corporate Counsel